UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013 (July 24, 2013)

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On July 25, 2013, Universal Health Services, Inc. issued the press release attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors and Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 24, 2013, Universal Health Services, Inc. (“UHS”) and Alan B. Miller, the Chief Executive Officer (“CEO”) and Chairman of the Board of Directors of UHS (the “Board”), entered into an employment agreement (“Agreement”), which supersedes Mr. Miller’s previous employment agreement that is dated December 27, 2007 ( the “ Prior Agreement”). The Agreement, which is described more fully below, is substantially similar to the Prior Agreement but updates certain provisions of the Prior Agreement, provides for an extension of the fixed term of the Mr. Miller’s employment as Chief Executive Officer of the Company and certain minimum equity awards.

The term of the Agreement commenced as of July 1, 2013 and ends on January 1, 2018, subject, however, to earlier termination as expressly provided therein, and subject further to automatic annual renewal for additional one-year periods unless either party elects to terminate the term of Mr. Miller’s employment at the end of the initial term or at the end of a renewal term by giving written notice of such termination to the other before January 1, 2017 if the termination date is January 1, 2018 or January 1 of the last annual renewal term (one year notice).

During the term of Mr. Miller’s active employment as CEO, he will earn a base salary of $1,500,000 for the calendar year ending December 31, 2013 and each calendar year thereafter unless increased by the Board in its discretion. In no event will the salary be reduced from one year to another.

For each year during the term of his employment as CEO, Mr. Miller will have an annual bonus opportunity target equal to 100% of his salary for the year. The amount of the annual bonus for any year may be more or less than the target amount and will be determined by the Board, consistent with past practice and based upon such performance measures as are established and communicated to Mr. Miller within ninety days of the beginning of the year.

During the period of his service as CEO, Mr. Miller will be eligible to receive annual awards under UHS’s long-term incentive plan(s) (“LTIP”) as in effect from time to time, subject to such vesting and other conditions as are consistent with terms and conditions applicable to LTIP awards made to other senior executives of UHS. For each year of CEO employment commencing January 1, 2014, the annual LTIP award will have a minimum value of $1,500,000 and at least $1,500,000 of such annual LTIP award will be in the form of restricted stock.

Vesting of Mr. Miller’s LTIP awards will accelerate upon the occurrence of any of the following events and circumstances: (1) termination of his employment or other service due to disability or death; (2) termination of his employment or other service by the Company without cause; or (3) the termination of his employment or other service at any time by Mr. Miller or the Company under circumstances relating to a breach by the Company of the Agreement. If Mr. Miller’s employment as CEO ends due to nonrenewal of the initial or a renewal term, then, at the time such employment ends, Mr. Miller will be fully vested in all then outstanding LTIP awards that were made to him during or before the term of his employment.

As under the Prior Agreement, Mr. Miller is also entitled to receive perquisites including, but not limited to split dollar life insurance payments (as permitted by applicable law), certain automobile costs and such other fringe benefits and compensation as the Board may determine in its discretion. In addition, Mr. Miller may use a private plane for personal purposes for up to 60 hours per year, subject to reimbursement by Mr. Miller, at market rates, of the incremental costs incurred.

The Agreement will terminate upon the death of Mr. Miller and may be terminated upon the long term disability of Mr. Miller, subject to certain base salary and pro rata bonus payments to Mr. Miller or his estate as described in the Agreement.

Mr. Miller may be discharged only for Cause, as defined in the Agreement.

In the event that Mr. Miller shall be discharged for cause, all salary and other benefits payable by the Company under this Agreement in respect of periods after such discharge shall terminate upon such discharge, but any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to such discharge shall be paid by the Company.

If Mr. Miller terminates his employment or other service with the Company because of a material change in the duties of his office or any other breach by the Company of its obligations under the Agreement, or in the event of the termination of Mr. Miller’s employment by the Company without cause or otherwise in breach of the Agreement, Mr. Miller shall continue to receive all of the cash compensation and minimum long term incentive compensation and all of the benefits otherwise provided under the Agreement notwithstanding such termination for the remainder of the stated term.

The Agreement also contains customary non-disparagement, non-solicitation and non-competition provisions.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Employment Agreement between Universal Health Services, Inc. and Alan B. Miller dated as of July 24, 2013.

99.1	Universal Health Services, Inc., press release, dated July 25, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name:	Steve Filton
Title:	Senior Vice President and Chief Financial Officer

Date: July 26, 2013

Exhibit Index

Exhibit No.	Exhibit

10.1	Employment Agreement between Universal Health Services, Inc. and Alan B. Miller dated as of July 24, 2013.

99.1	Universal Health Services, Inc., press release, dated July 25, 2013.